SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
             INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Check the appropriate box:
       |_| Preliminary proxy statement    |_| Confidential, for Use of the
       |X| Definitive proxy statement         Commission Only
                                              (as permitted by Rule 14a-6(e)(2))

       |_| Definitive additional materials

                             BIG SMITH BRANDS, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):
      |X|  No Fee required.
      |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1)  Title of each class of securities to which transaction applies:


      (2) Aggregate number of securities to which transaction applies:


      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


      (4) Proposed maximum aggregate value of transaction:


      (5) Total fee paid:


      |_|  Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

                             BIG SMITH BRANDS, INC.
                              7100 WEST CAMINO REAL
                                    SUITE 402
                            BOCA RATON, FLORIDA 33433
                                 (561) 367-8283

                          -----------------------------


                              INFORMATION STATEMENT


                          -----------------------------


                               GENERAL INFORMATION

GENERAL

        This Information Statement (the "Information Statement") is furnished to the holders of common stock, $.01 par value per share (the "Common Stock"), of Big Smith Brands, Inc. (the "Company") in connection with certain actions approved by a Written Consent of Stockholders in Lieu of Special Meeting dated June 11, 1998 (the "Written Consent"), which actions may be effected on or after July 1, 1998. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This Information Statement is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 14 of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), to inform holders of Common Stock entitled to vote or give an authorization or consent in regard to the actions authorized by the Written Consent, of the actions having been taken by the Written Consent.

        By executing and delivering the Written Consent to the Company, stockholders holding more than a majority of the outstanding shares of the Company's Common Stock (the "Majority Stockholders") authorized the following actions previously recommended by the Board of Directors of the Company (the "Board"): (i) the amendment and restatement (the "Plan Amendment") of the Company's 1994 Stock Incentive Plan (the "1994 Plan") (a) to increase to 1,800,000 the number of shares reserved for issuance under the 1994 Plan, and to increase to 1,000,000 the number of shares of Common Stock with respect to which options may be granted to any one employee in any calendar year, and (b) to bring the 1994 Plan into compliance with certain provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the Exchange Act; (ii) the amendment and restatement (the "Charter Amendment") of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to create a new class of "blank check" preferred stock, $.01 par value per share (the "Preferred Stock") consisting of 100,000 shares; and (iii) a reverse stock split of the Common Stock of the Company pursuant to which each three shares of Common Stock of the Company presently issued and outstanding will be changed into one share of Common Stock and any fractional number of shares due to any holder of record resulting from such reverse stock split will be rounded up to the next whole number of shares.

RECORD DATE

        On June 3, 1998 (the "Record Date"), there were 7,099,842 shares of Common Stock outstanding and entitled to one vote each on the matters approved by the Written Consent. On the Record Date, the Majority Stockholders owned or had the right to vote 4,183,000 shares of Common Stock, constituting approximately 58.9% of the Company's outstanding Common Stock. All of the shares of Common Stock which the Majority Stockholders owned or had the right to vote on the Record Date consented to the actions authorized or taken by the Written Consent. Only stockholders of record of the Company at the close of business on the Record Date are entitled to receive this Information Statement. This Information Statement is being mailed to such stockholders of record on or about June 15, 1998.

ITEM 1. INFORMATION REQUIRED BY
               ITEMS OF SCHEDULE 14A

1.      Date, time and place information:

        (a) The Written Consent was executed as of June 11, 1998 and delivered by the Majority Stockholders to the Company's principal executive offices at 7100 West Camino Real, Suite 402, Boca Raton, Florida 33433.

6.      Voting Securities and Principal Holders Thereof:

        (a) As of June 3, 1998, there were 7,099,842 outstanding shares of Common Stock, each entitled to one vote on the matters put to a vote of stockholders of the Company.

        (b) Holders of Common Stock entitled to vote were calculated, as of the Record Date, to determine the number of shares constituting a majority of the outstanding shares of Common Stock (required to approve the Written Consent).

        (d) The following table sets forth, as of June 3, 1998, the number of shares of Common Stock (and the percentage of the Company's Common Stock) beneficially owned by (i) each person known (based solely on Schedules 13D or 13G filed with the Securities and Exchange Commission (the "Commission") to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers (as defined in "Executive Compensation" below), and (iv) all directors and executive officers of the Company as a group (based upon information furnished by such persons). Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose of or to direct the disposition of such security. In general, a person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

                                           NUMBER OF SHARES         PERCENTAGE (%) OF
NAME AND ADDRESS                          BENEFICIALLY OWNED          COMMON STOCK
----------------                          ------------------          ------------

S. Peter Lebowitz                                1,509,000                  21.3%
c/o Big Smith Brands, Inc.
7100 West Camino Real, Suite 402
Boca Raton, Florida  33433

Theresa Lebowitz and Michael S. Nelson, Esq.,      474,000                   6.7%
as trustees (1)
c/o Kramer, Levin, Naftalis & Frankel
919 Third Avenue
New York, New York  10022

Glen Freeman  (2)                                   15,000                  *
c/o Big Smith Brands, Inc.
7100 West Camino Real, Suite 402
Boca Raton, Florida 33433

Theodore Listerman  (2)                             25,000                  *
c/o Big Smith Brands, Inc.
7100 West Camino Real, Suite 402
Boca Raton, Florida 33433

Jack Schultz  (2) (3)                               17,000                  *
c/o Big Smith Brands, Inc.
7100 West Camino Real, Suite 402
Boca Raton, Florida 33433

Julian Shaps  (2)                                   15,000                  *
c/o Big Smith Brands, Inc.
7100 West Camino Real, Suite 402
Boca Raton, Florida 33433

John Bagdasian (4)                                   8,500                  *
c/o Big Smith Brands, Inc.
7100 West Camino Real, Suite 402
Boca Raton, Florida  33433



                                       -2-






All directors and officers as a group            1,589,500                  22.2%
(6 persons)(5)


-----------------

  *     Indicates beneficial ownership of less than one (1%) percent.

(1) Represents shares held in trust for the benefit of Barbara Lynn Van Achte, Karen Sue Hart and Wendy Ann Lebowitz, with respect to which Mrs. Lebowitz and Mr. Nelson, a partner at the law firm of Kramer, Levin, Naftalis & Frankel, the Company's outside corporate counsel, serve as trustees. Under the Trust Agreement, Mrs. Lebowitz and Mr. Nelson share voting and dispositive power, subject only to the beneficiaries' right to withdraw the shares under certain circumstances. Mrs. Lebowitz is the wife, and the three trust beneficiaries are the daughters, of Mr. Lebowitz.

(2) Includes 15,000 shares issuable upon exercise of options exercisable within 60 days.

(3) Includes 2,000 shares issuable upon exercise of warrants exercisable within 60 days.

(4) Includes 2,500 shares issuable upon exercise of options exercisable within 60 days.

(5) Includes options and warrants to purchase 64,500 shares exercisable within 60 days.

8.      COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.

        The following table sets forth information concerning the compensation for services in all capacities for the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995, of S. Peter Lebowitz the Chief Executive Officer of the Company and John Bagdasian, Vice President and General Manager of the Big Smith sportswear line, the only other executive officer of the Company who earned over $100,000 during the most recently completed fiscal year (the "Named Executive Officers").


======================================================================================================
                                           Annual Compensation              Long Term Compensation
------------------------------------------------------------------------------------------------------
                                                          Other Annual      Awards       All Other
       Name and          Fiscal    Salary      Bonus      Compensation      Options     Compensation
  Principal Position      Year      ($)         ($)          ($) (1)          (#)           ($)
------------------------------------------------------------------------------------------------------
S. Peter Lebowitz-Chief   1997   $300,000         -          $ 10,996          -              -
Executive Officer         1996   $300,000         -          $  9,973          -              -
                          1995   $250,000        --          $  8,700-      175,000 (2)       -
------------------------------------------------------------------------------------------------------
John Bagdasian, Vice      1997   $110,000         -             -            10,000 (3)       -
President and General
Manager of the
sportswear division
======================================================================================================

        (1) Represents the valuation of certain club membership dues and automobile lease payments of approximately $10,996, $9,973 and $8,700 for 1997, 1996 and 1995, respectively.

        (2) Represents grants of options in connection with the Company's initial public offering, the vesting of which was contingent upon the Company achieving a certain level of net income during the fiscal year ended December 31, 1995, which level was not achieved.

        (3) Represents options granted in 1997.

COMPENSATION OF DIRECTORS

               Non-employee directors of the Company receive one thousand dollars plus expenses for each meeting of the Board of Directors that they attend and, pursuant to the Company's 1994 Stock Incentive Plan (the "1994 Plan") are automatically granted 10,000 options annually upon election at the Annual Meeting. On June 12, 1997, each non-employee director received an option to purchase 20,000 shares of the Company's common stock at an exercise price of $0.42. On February 11, 1998, each non-employee director was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $0.53. Each non-employee director has been on the Board of Directors since 1995 and has received options to purchase 50,000 shares of Common Stock, representing options to purchase 40,000 shares pursuant to the automatic grant provisions of the 1994 Plan and other options to purchase 10,000 shares of Common Stock. Each grant under the 1994 Plan vests in four substantially equal parts on each of the first four anniversaries of the date of the grant. To the extent the options are unexercised, they expire on the fifth anniversary of the date of the grant.

EMPLOYMENT ARRANGEMENTS

        S. Peter Lebowitz is employed as the Company's President and Chief Executive Officer under an employment agreement, expiring on December 31, 2003. Pursuant to the employment agreement, Mr. Lebowitz receives annual compensation of $300,000 and an annual bonus of up to $200,000 if the Company achieves a certain specified levels of net income. The employment agreement with Mr. Lebowitz further provided that if his employment were terminated by the Company without cause or at any time following a change of control, or by Mr. Lebowitz within twelve months after a change of control, the Company will pay to Mr. Lebowitz three years' salary, bonus and benefits in the amount and kind then in effect subject to certain adjustments in a lump sum 30 days after such termination.

               On February 11, 1998, in connection with his entry into the employment agreement, Mr. Lebowitz was granted options for the purchase of 1,000,000 shares of Common Stock pursuant to the terms and conditions of the Company's 1994 Plan. Such grant was made subject to stockholder approval of the Plan Amendment to the extent the grant exceeded the shares then available for grant under the 1994 Plan (i.e., 873,950 shares). The options are exercisable at $0.53 per share, the highest ask price on the last date on which trading took place prior to the date of grant, and vest in equal annual installments on the first four anniversaries of the date of grant.


10.     COMPENSATION PLANS:

        The Board of Directors and the Majority Stockholders in the Written Consent approved the Plan Amendment which (a) increases the number of shares reserved for issuance and options available to be granted under the 1994 Plan to 1,800,000 shares from 500,000 shares and increase the number of shares of Common Stock with respect to which options may be granted to any one employee in any calendar year to 1,000,000 shares from 400,000 shares and (b) brings the 1994 Plan into compliance with certain new requirements of Section 16 of the Exchange Act and the requirements of Section 162(m) of the Code. Prior to the approval of the Plan Amendment, taking into account certain grants of options at the February 11, 1998 and May 19, 1998 meetings of the Board of Directors, options to purchase 906,950 shares of Common Stock in excess of those reserved under the 1994 Plan had been granted by the Board of Directors, contingent upon stockholder approval of the Plan Amendment.

DESCRIPTION OF THE PLAN AMENDMENT

               This description of the Plan Amendment is qualified by reference to the text of the Plan Amendment, which is available upon written request from the Company at its executive offices and will be filed as an exhibit to the Company's next periodic filing.

Increase in shares reserved for issuance under the 1994 Plan. The Plan Amendment increases the number of shares authorized for issuance under the 1994 Plan to 1,800,000 shares from 500,000 shares, and the number of shares that can be awarded to any one employee in any calendar year to 1,000,000 shares from 400,000 shares. Prior to the Plan Amendment the Company had exhausted the shares of Common Stock reserved for issuance under the 1994 Plan and had granted to S. Peter Lebowitz, Chief Executive Officer of the Company, options to purchase an additional 873,950 shares and had granted to the key employees of the Company options to purchase an additional 33,000 shares under the 1994 Plan, contingent upon the approval of the Plan Amendment by the stockholders. Following approval of the Plan Amendment 393,050 shares are available for issuance upon exercise of options not yet granted under the 1994 Plan.

Compliance with certain regulatory provisions. In order to maintain the qualification of compensation paid by the Company to certain executive officers in the form of options under the 1994 Plan as "performance based compensation" which is excluded from the limits on the deductibility of employment compensation under Section 162(m) of the Code, the Plan Amendment adds to the 1994 Plan a requirement that, to the extent necessary for compliance with
Section 162(m), the Stock Option Committee will be composed solely of "outside directors."

               Additionally, in order to conform the 1994 Plan to the new regulations under Section 16 of the Exchange Act, the amendment modifies the 1994 Plan's provisions relating to stockholder approval of amendments to provide, among other things, that such approval will be required for any amendment to the 1994 Plan for which stockholder approval is required by other applicable law or regulation and adds a requirement that, to the extent necessary for compliance with the regulations under Section 16, the Stock Option Committee will be composed solely of "non-employee directors."

               The following is a summary of the other principal provisions of the 1994 Plan.

SUMMARY OF 1994 PLAN

               In 1994, the Company's Board of Directors adopted and the stockholders approved the Big Smith Brands, Inc. 1994 Stock Incentive Plan (the "1994 Plan") to provide officers and other employees of the Company an incentive to enter into and remain in the service of the Company, to enhance the long-term performance of the Company and to acquire a proprietary interest in the success of the Company.

               General. The 1994 Plan provides for the grant of (i) stock options which are intended to qualify as "incentive stock options" under Section 422 of the Code and (ii) nonqualified stock options (incentive and nonqualified stock options are referred to collectively as "options"). Options may be granted under the 1994 Plan to such officers, directors, other employees and consultants of the Company as the Stock Option Committee in its discretion selects, provided that only employees may receive grants of incentive stock options. The 1994 Plan also provides for automatic grants of nonqualified options to directors who are not employees, as described further below. In 1997, options were granted under the 1994 Plan to a total of seven individuals; the group of individuals who receive grants in future years may be larger or smaller.

               Administration. The 1994 Plan is administered by the Stock Option Committee, which must be composed of not less than two directors. The Stock Option Committee is authorized to construe, interpret and implement the provisions of the 1994 Plan, to select the individuals to whom awards will be granted, and to determine the number of shares of Common Stock covered by such awards and the other terms and provisions of such awards. The determinations of the Stock Option Committee are made in its sole discretion and are conclusive.

               Option Grants Under the 1994 Plan. Options granted under the 1994 Plan are exercisable during the period fixed by the Stock Option Committee, provided that no option will be exercisable less then one year after the date of grant except as expressly provided in the 1994 Plan and no incentive stock option will be exercisable more than ten years after the date of grant. The purchase price per share payable upon the exercise of an option under the 1994 Plan (the "option exercise price") will be established by the Stock Option Committee, provided that the option exercise price of an incentive stock option will not be less than 100% of the fair market value of a share of Common Stock on the date of the grant. The option exercise price is payable in cash, or, with the consent of the Stock Option Committee, by surrender of Common Stock of the Company having a fair market value on the date of the exercise equal to part or all of the option exercise price. No option granted under the 1994 Plan may be assigned or transferred other than upon the grantee's death. All such options are exercisable during the grantee's life only by the grantee.

               The 1994 Plan provides for the automatic grants of nonqualified options to directors who are not employees of the Company (each, an "eligible director"). Each eligible director who is appointed to fill a vacancy on the Board of Directors subsequent to January 1, 1995 will automatically receive a grant of an option to purchase 20,000 shares, effective as of the last day of the fiscal quarter of the Company in which the eligible director was appointed. At each annual stockholders' meeting commencing with the 1995 annual meeting, each eligible director elected to serve at such meeting also automatically receives a grant of an option to purchase 10,000 shares, effective as of the date of the annual meeting. The option exercise price of each nonqualified option granted to an eligible director will be the fair market value of a share of the shares subject to the option on the date of grant.

               Termination of Employment or Service . The 1994 Plan provides that unless the Stock Option Committee otherwise specifies: (i) all options not yet exercised will terminate upon termination of the grantee's employment or service by reason of discharge for cause; (ii) if a grantee's employment or service terminates for reasons other than cause or death, the grantee's options generally will be exercisable for 90 days after termination to the extent exercisable on the date of termination, but not after the expiration date of the options; and (iii) if a grantee dies while in the Company's employ or service or during the 90 day period provided in clause (ii) above, the grantee's options will, to the extent exercisable on the date of death, generally remain exercisable for one year after the date of death, but not after the expiration date of the award.

               Other Features of the 1994 Plan. The Stock Option Committee may amend any outstanding option, including, without limitation, by amendment which would accelerate the time or times at which the option may be exercised or extend the scheduled expiration date of the option. The Board of Directors may suspend, discontinue, revise or amend the 1994 Plan at any time or from time to time; provided, however, that stockholder approval will be obtained for any amendment to the extent necessary to comply with Section 422 of the Code (i.e., any amendment which increases the number of shares which may be issued pursuant to incentive stock options or changes the class of employees eligible to receive such options) or other applicable law. Unless sooner terminated by the Board of Directors, the provisions of the 1994 Plan respecting the grant of incentive stock options will terminate on the tenth anniversary of the adoption of the 1994 Plan by the Board of Directors. All awards made under the 1994 Plan prior to its termination will remain in effect until such awards have been satisfied or terminated.

               Federal Income Tax Consequences of 1994 Plan Options. The following summary of the tax consequences of options under the 1994 Plan is based on present Federal tax laws, and does not purport to be a complete description of the Federal tax consequences of the 1994 Plan.

               There are generally no Federal tax consequences either to the optionee or to the Company upon the grant of an option. On exercise of an incentive stock option, the optionee will not recognize any income, and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. Generally, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize compensation income, and the Company will be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the option exercise price (or the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the optionee will be treated as a capital gain. On exercise of a nonqualified stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income, and will generally be deductible for tax purposes by the Company. The disposition of shares of Common Stock acquired upon exercise of a nonqualified stock option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

               As discussed above, Section 162(m) of the Code limits the deduction which the Company may take for otherwise deductible compensation payable to certain executive officers to the extent that the compensation exceeds $1 million, unless the compensation qualifies as "performance-based compensation." The Company believes that, subject to stockholder approval of the proposed amendments to the 1994 Plan, compensation recognized upon the exercise of options will generally satisfy the requirements of Section 162(m).

NEW PLAN BENEFITS

               On February 11, 1998, the Board of Directors and the Stock Option Committee approved the grant of options to purchase 1,000,000 shares to S. Peter Lebowitz and the additional option grants to employees and directors of the Company indicated in the chart below. Of the 1,000,000 options granted to Mr. Lebowitz, 873,950 are subject to stockholder approval of the Plan Amendment. All options were granted with a per share exercise price equal to the closing price on the day of grant or, if no trade took place on the date of grant, the highest ask price on the last date prior to the date of grant on which trading of the Company's Common Stock took place (February 11, 1998 grants: $.53; May 19, 1998 grants: $1.34). As awards other than automatic annual awards to non-employee directors under the 1994 Plan are authorized by the Committee in its discretion, it is not possible to determine the additional benefits or amounts, if any, that will be received by any individual or group in 1998, or the benefits or amounts that will be received by any individual or group in future years.

NAME OF INDIVIDUAL OR GROUP                                  NUMBER OF OPTIONS
---------------------------                                  -----------------

S. Peter Lebowitz                                                    1,000,000
Chief Executive Officer

John Bagdasian
Vice President and General Manager of the Big Smith
sportswear line                                                              0

Executive Group (3 persons)                                          1,010,000

Non-Executive Director Group                                            40,000

Non-Executive Officer Employee Group (104 persons)                      23,000

19.     AMENDMENT OF CHARTER, BY-LAWS OR OTHER DOCUMENTS:

GENERAL

        The Board of Directors and the Majority Stockholders acting in the Written Consent approved the amendment and restatement of Article Fourth of the Company's Certificate of Incorporation to create a new class of "blank check" preferred stock consisting of 100,000 shares (the "Charter Amendment") by filing a Certificate of Amendment and Restatement to the Amended and Restated Certificate of Incorporation.

Creation of "Blank Check" Preferred Stock

        The Board of Directors adopted a resolution unanimously approving and recommending to the stockholders for their approval an amendment to the Certificate of Incorporation to provide therein for the creation of 100,000 shares of "Blank Check" Preferred Stock. The text of Article Fourth of the Certificate of Incorporation, as amended and restated is included in Annex A to this Information Statement. The Written Consent approved such amendment. The Board of Directors believes that having such Blank Check Preferred Stock available for, among other things, possible issuance in connection with such activities as public or private offerings of shares for cash, dividends payable in stock of the Company, acquisitions of other companies or businesses, and otherwise, is in the best interest of the Company and its stockholders. As of the date hereof, the Company does not have any agreements or understandings with any third party relating to the possible issuance of any shares of Preferred Stock.

        The term "Blank Check" Preferred Stock refers to stock for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof (collectively, the "Limitations and Restrictions") are determined by the board of directors of a company. As such, the Board of Directors of the Company will be entitled to authorize the creation and issuance of 100,000 shares of Preferred Stock in one or more series with such Limitations and Restrictions as may be determined in the Board of Director's sole discretion, with no further authorization by stockholders required for the creation and issuance thereof.

        The Board of Directors is required to make any determination to issue shares of Common Stock or Preferred Stock based on its judgment as to the best interests of the stockholders and the Company. Although the Board of Directors has no present intention of doing so, it could issue shares of Preferred Stock that may, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. When, in the judgment of the Board of Directors, this action will be in the best interest of the stockholders and the Company, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company. Such shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action. In addition, the Board of Directors could authorize holders of a series of Common or Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the stockholders and the Company.

20.     REVERSE STOCK SPLIT

        The Board of Directors and the Majority Stockholders acting in the Written Consent approved a one-for-three reverse stock split, pursuant to which each three shares of Common Stock of the Company presently issued and outstanding will be changed into one share of Common Stock and any fractional number of shares due to any holder of record resulting from such reverse stock split will be rounded up to the next whole number.

        The Board of Directors recommended the reverse stock split in order to make available authorized shares of Common Stock for use in the Company's efforts to raise capital through a private placement or public offering, and to increase the trading price of the Company's Common Stock to a range more appropriate for such efforts and for meeting the initial listing requirements of the Nasdaq Stock Market's SmallCap Market in connection with any application to restore the Common Stock to trading in such market. There can be no assurance, however, that such efforts will be successful or that the Company will meet the necessary qualifications to submit such application, or if it does, that such application will be approved.

        In order to ensure that the Company has the flexibility to gain the greatest benefit possible from the reverse split, the Board of Directors recommended and the Majority Stockholders approved in the Written Consent giving the Board of Directors the authority to change the ratio of the reverse stock split and to postpone the effective date of the reverse stock split or to abandon the reverse stock split as they, in their business judgment, deem to be in the best interests of the Company and its stockholders.

                                            By Order of the Board of Directors


                                            /s/ Peter Lebowitz
                                            ------------------
                                            S. PETER LEBOWITZ
                                            Chairman of the Board





Boca Raton, Florida
June 15, 1998